Exhibit 99.2

 Eline Entertainment's Storm Depot International Subsidiary To Distribute Tools,
              Generators and Accessories Through Its Dealer Network

       Storm Depot Strengthens Its Position as a Leading One-Stop Shopping
           Solution for Hurricane Protection and Preparedness Products

Knoxville, Tennessee -- July 14, 2005 -- Eline Entertainment Group, Inc. (OTCBB:
EEGI) announced today that its Storm Depot International subsidiary, as part of its strategy of offering a one-stop shopping solution for all hurricane protection and preparedness products, has signed a dealership agreement with XG Power LLC, a leading manufacturer and importer of tools and construction equipment. As a result of the agreement, all of the company's licensed Storm Depot dealer stores now offer direct to both the public and the contracting trade a broad line of XG Power rechargeable tools, hand tools and electric generators, plus a variety of related accessories.

Among the products to be sold in each of the Storm Depot licensed dealer stores will be an assortment of XG Power's rechargeable tools, including cordless drill and driver kits, three-piece, four-piece and five-piece cordless tool kits, battery packs and recharging kits, plus a host of related accessories, as well as a variety of hand tools. The dealer stores will also offer XG Power's 2700-watt and 6700-watt electric generators. The 2700-watt model provides 8 hours of continuous operation on a tank of gas and features two 110-volt outlets and one 12-volt DC outlet, while the 6700-watt model provides 11 hours of continuous operation on a tank of gas and features two 220-volt outlets, two 110-volt outlets and one 12-volt DC outlet.

Storm Depot International recently announced an expansion of its dealer network with the appointment of two new dealers, located in Port St. Lucie, Florida and Sebastian, Florida. Storm Depot International's licensed, proprietary E-Panel product is a lightweight translucent hurricane panel. The panel is unique in that it affords protection from hurricane force winds, is lightweight and easy to attach, and yet lets light in, unlike metal or plywood commonly used by the consumer. The hurricane season is considered to begin on June 1 and end on November 30. Hurricane forecasters are predicting an above average hurricane season, with Florida having a better than 50% chance of being impacted by a hurricane. Hurricane weather expert William M. Gray, from the University of Colorado, has predicted another active hurricane season with 13 named storms, 7 hurricanes and 3 major hurricanes.

About Eline Entertainment

Eline Entertainment Group, Inc. is seeking to acquire undervalued opportunities in traditional industries. Its Industrial Holding Group division owns Industrial Fabrication and Repair, Inc., an established company with over 20 years of experience in component sales, machining, specialty design and fabrication for conveyor systems used in the movement of raw materials, finished goods and supplies in its customers' manufacturing processes. Its customers are engaged in various industries in the manufacturing sector, including mining operations, paper, steel mills, rock quarry operations and bottling facilities located in the southeastern United States. The company's Storm Depot International subsidiary distributes hurricane protection products through its dealer network. Eline Entertainment Group has recently announced that its Board of Directors has approved changing the corporate name to Grande International Holdings, Inc.

This press release contains forward looking statements, some of which may relate to Eline Entertainment Group, Inc., and which involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Eline Entertainment Group, Inc.'s filings with the Securities and Exchange Commission.